Exhibit 10.1

[Urologix Letterhead]

June 3, 2011

Ms. Lisa Ackermann

[address]

[address]

Re: Offer of Employment

Dear Lisa:

On behalf of Urologix, Inc. (the “Company”), I am pleased to offer you the position of Vice President Sales and Marketing. As Vice President Sales and Marketing, you will be an executive officer of Urologix. I request that you begin employment no later than June 16, 2011 and I look forward to your becoming a valued member of our Leadership Team. As Vice President Sales and Marketing, your responsibilities will include, without limitation, the following:

•         Manage the day-to-day operations of the five inter-related departments: Sales, Sales Operations, Mobile Operations, Marketing and Training and Education.

•         Hire, manage and develop key employees.

•         Establish and maintain relationships with customers and others important to the Company’s corporate development and overall growth.

•         Negotiate and manage all key customer contracts.

•         Perform the duties assigned to you by the Company’s Chief Executive Officer.

This is a full-time position and you will be expected to devote all of your working time and ability to the performance of your duties. Any outside business activities, in particular outside Board memberships, will require prior authorization by the Board of Directors. You will report to me, the Company’s CEO.

You will be paid a base annual salary of $210,000 (less taxes and applicable withholdings) according to the Company’s normal payroll practices and policies. The statement of annual salary does not imply a guarantee of employment for any specific length of time. Your employment with Urologix is on an “at-will” basis. As a Urologix employee, you would be free to resign at any time, just as Urologix is free to terminate your employment at any time, with or without cause.  This offer does not constitute a contract of employment. If your employment terminates, you will be paid a prorated amount through your actual last day of employment.

In fiscal year 2012 (July 1, 2011 to June 30, 2012), you will be eligible for a cash bonus in an amount to be determined by the Compensation Committee of the Board of Directors based on achievement of specific goals also to be determined by the Compensation Committee. The potential bonus amounts, incentive goals and targets for each goal will be based upon a Board-approved Fiscal Year 2012 Plan and appropriate metrics in that Plan.

Ms. Lisa Ackerman
June 3, 2011

I am also pleased to inform you that as part of your employment offer, and following approval by the Compensation Committee of the Board of Directors, you will be granted options to purchase 100,000 shares of the Company’s common stock at an exercise price determined by the closing market price of the stock on the date of grant. These options shall vest as follows: 25% of the shares shall vest on the first anniversary of the grant date; and thereafter 1/36th of the shares underlying the option will vest on the monthly anniversary of the date of grant for each of the next 36 months.

Options granted under this offer letter will, to the greatest extent possible, be issued as incentive stock options under Code Section 422 (the first $100,000 in value vesting in each year) with the remainder, if any, as non-qualified stock options.

Subject to approval by the Compensation Committee of the Board of Directors, you also will be granted $47,000 of common stock of the Company that may not be sold, assigned, transferred, exchanged, pledged, hypothecated or otherwise encumbered or disposed of and will be subject to the risk of forfeiture. The number of shares of restricted stock will be determined by dividing $47,000 by the greater of $1.00 or the closing market price of the Company’s common stock on the date of grant. If your employment with the Company is terminated for any reason, the shares of restricted stock as to which the restrictions have not lapsed shall be forfeited to the Company without payment of any consideration therefore. The restrictions and risk of forfeiture on the restricted stock will lapse as to 75% of the shares on your first anniversary of employment, and then as to the remaining 25%, ratably on each of the subsequent three anniversaries of the date of grant.

Each of the stock option grant and the restricted stock award will be evidenced by an agreement and will be subject in all respects to the terms and conditions of the Urologix 1991 Stock Option Plan, as amended.

We will also provide office space in Cincinnati for the co-location of two or more employees subject to my approval of any rental or lease arrangement to include appropriate furniture and equipment. You will be eligible for a car allowance of $650 per month.

You will be eligible for the full range of Company benefits. Urologix offers medical, dental, life, flexible spending account, 401(k), AD&D, short-term and long-term disability coverage. The costs of benefits will vary depending upon the coverage you elect. You will be eligible to participate in our medical and dental, life, AD&D, and long-term disability and flexible spending programs on the first of the month following your hire date. You will be eligible to participate in our 401(k) program following an initial 90-day waiting period. If you have any questions on benefits, please feel free to contact Melanie Hill at (763) 475-7682. You will be entitled to accrue up to 160 hours of vacation annually.

All necessary and reasonable business travel expenses you incur will be reimbursed in accordance with the Urologix Business Travel Policy.

Ms. Lisa Ackerman
June 3, 2011

As a condition of your employment and for purposes of federal immigration law, you will be required to provide the Company documentary evidence of your identity and eligibility for employment in the United States. In order to ensure timely processing of your initial paycheck, such documentation must be provided to us within three business days of your date of hire.

You will also be required to sign a Urologix, Inc. Agreement Regarding Employment, Inventions, Confidential Information and Non-Competition (copy attached) as a condition of your employment. This letter, along with the foregoing agreement relating to proprietary rights, confidentiality and non-competition, sets forth the terms of your employment with the Company and supersedes any prior representations or agreements between us, whether written or oral. This letter may not be modified or amended except by a written agreement signed by the Chairman of the Board and by you.

This offer of employment will expire June 6, 2011, if not formally accepted. If the provisions of this offer are acceptable to you, please sign one copy of this offer letter and return it to me at your earliest convenience. The second original copy is for your personal files. I ask that you sign both, keep one copy and return the other copy to me (along with a signed copy of this letter, the Urologix, Inc. Agreement Regarding Employment, Inventions, Confidential Information and Non-Competition).

In the meantime, please feel free to contact me if you have any questions.

Sincerely,

/s/ Stryker Warren jr.

Stryker Warren jr.

Chief Executive Officer

I have read and understand the terms of the offer of employment. I accept the offer of employment with Urologix, Inc. and agree to be bound by the terms of employment.

/s/ Lisa Ackermann

Lisa Ackermann

Dated: June 3, 2011